Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 14, 2023 (August 9, 2023 as to earnings per share information and Notes 1, 7, and 10 and October 23, 2023, as to the effects of the stock split described in Notes 1 and 14), relating to the financial statements of SCCI National Holdings, Inc., appearing in the Registration Statement No. 333-274870 on Form S-1 of SCCI National Holdings, Inc.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

November 16, 2023